EXHIBIT 99.2

FOR IMMEDIATE RELEASE
Company:                                                       Media Relations:
LifePoint, Inc.                                                The Blaine Group
(909) 466-8047 x 400                                           (310) 360-1499
e-mail:  lifepoint@LFPT.com
Website: www.lifepointinc.com
Contact: Linda H. Masterson, CEO & Pres.

LIFEPOINT, INC. ANNOUNCES OVER $8 MILLION FUNDING AND CONVERSION OF CONVERTIBLE PREFERRED STOCK

ONTARIO, Calif. -March 14, 2000- LifePoint, Inc. (LFPT), a developer of rapid, non-invasive testing products using saliva, announced today that it filed a Current Report on Form 8-K disclosing that the Company had completed at least $8 million of long-term funding through a private placement pursuant to Regulation D of the Securities Act of 1933.

In the private placement the Company offered units, each unit consisting of 2500 shares of LifePoint Common Stock and 2500 $3 warrants to purchase LifePoint Common Stock, at $5,000 per unit. The warrants may not be exercised prior to September 14, 2000 and the shares included in the units are restricted securities for at least one year. LifePoint has previously announced that it would require an additional $4.5 million to bring the first product to market; therefore, this offering will allow LifePoint to complete the product development and bring the first product to market, and provide LifePoint with operating funds for several quarters past initiation of revenues.

Additionally, LifePoint also disclosed the mandatory conversion of the remaining Series A Preferred Stock effective March 24, 2000, which $6 million offering had funded the company's final development efforts from January 1999 through the completion of the prototype instrument the second quarter of 2000. The redemption was required because the average market price of the Company's Common Stock was over $4.00 during a 30 day period. The previously non-converted shares of the Series A Preferred Stock are substantially owned by several long-term investors in LifePoint. Over 53% of the remaining shares are owned by The General Conference Corporation of Seventh-day Adventists, who have participated in every financing round LifePoint has completed since 1997, including the current private placement. The mandatory conversion of the remaining shares of the Series A Preferred Stock will add 8,547,500 shares of LifePoint Common Stock to the outstanding shares.

On a fully-diluted basis, with the current private placement and the conversion of the Preferred Series A Stock, LifePoint Common Stock (now the only issued stock of the corporation) is distributed as follows: 28% is held by insiders (management and directors) and institutions own 31% of LifePoint. The General Conference Corporation of Seventh-day Adventists owns 48% of the institutional position; therefore, the 43% of the Common Stock is highly affiliated or held by insiders and 23% is restricted for one year.

LifePoint, Inc. is a late development stage company designing a unique product that will provide immediate, on-site diagnostic results without the need to take blood or urine. LifePoint is focused on the commercialization of the flow immunosensor technology licensed from the Naval Research Laboratories.

This patented technology, when used in conjunction with saliva as a non-invasive test specimen using the Company's proprietary collection technology, will allow LifePoint to develop a broadly applicable non-invasive, rapid, on-site diagnostic test system. The LifePointT product could be used for rapid diagnostic testing, for screening, and therapeutic drug monitoring in non-medical environments such as the workplace, home health care, ambulances, pharmacies, and law enforcement. The first product under development is for the simultaneous detection of drugs of abuse and alcohol. The market potential for this product is estimated to be $750 million and growing to over $1 billion by 2002. Marketing to the non-medical markets is anticipated to begin no earlier than the fourth quarter of 2000.

For more information on LifePoint, Inc. visit www.lifepointinc.com or call
(909) 466-8047 x 400.

This press release contains forward-looking statements regarding future events and the future performance of LifePoint, Inc. that involve risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, the completion of product development, the need for additional funding, the initiation and completion of clinical trials and dependence on third parties for clinical testing and marketing. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission.

LifePoint is a trademark of LifePoint, Inc.
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